Exhibit 8.2

1000 Wilshire Boulevard, Suite 1500, Los Angeles, California 90017-2457 Telephone (213) 891-0700 / Fax (213) 896-0400

June 15, 2012

CU Bancorp

15821 Ventura Boulevard, Suite 100

Encino, CA 91436

California United Bank

15821 Ventura Boulevard, Suite 100

Encino, CA 91436

Ladies and Gentlemen:

You have requested our opinion (this “Opinion”) as to whether, for United States federal income tax purposes, the transactions pursuant to that certain Agreement and Plan of Merger dated December 8, 2011 (the “Merger Agreement”), entered into by and among CU Bancorp, California United Bank (“CUB”), Premier Commercial Bancorp (“PC Bancorp”) and Premier Commercial Bank, N.A. (“PCB”), will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

Under the terms of the Merger Agreement (including the agreements attached as exhibits thereto): 1) CUB and CU Bancorp will first reorganize, with CU Merger Sub, a wholly owned subsidiary of CU Bancorp formed specifically to facilitate the reorganization with CUB, merging with and into CUB and CU Bancorp becoming the bank holding company for CUB (the “CUB Bank Holding Company Reorganization”); 2) immediately thereafter, PC Bancorp will merge with CU Merger Sub II, a subsidiary of CU Bancorp formed specifically to facilitate the acquisition of PC Bancorp, with PC Bancorp surviving (the “PC Bancorp Merger”); 3) immediately thereafter, PC Bancorp will merge into CU Bancorp, with CU Bancorp surviving and continuing as the bank holding company for CUB and PCB, and 4) immediately thereafter, CUB and PCB will merge, with CUB surviving.

This Opinion is being delivered pursuant to the Merger Agreement. This Opinion may be relied upon by you only in connection with the transaction described above and may not be used or relied upon by you for any other purpose or by any other person for any other purpose whatsoever without our prior written consent. This Opinion is being delivered prior to the consummation of the proposed transaction and therefore is prospective and dependent on future events. No assurances can be given that future legislative, judicial or administrative changes, on other prospective or retroactive basis, of future factual developments, would not adversely affect the accuracy of this Opinion. Furthermore, in the event any one of the facts or statements or assumptions upon which we have relied to issue this Opinion is incorrect, our opinion might be adversely affected and may not be relied upon.

CU Bancorp

California United Bank

June 15, 2012

A copy of this Opinion is included in documents required to be filed with the Securities and Exchange Commission. Accordingly, this Opinion does not constitute a “covered opinion” within the meaning of section 10.35 of Treasury Department Circular No. 230 promulgated by the United States Department in Title 31 Code of Federal Regulations.

We have reviewed the Merger Agreement and that certain Joint Proxy Statement-Prospectus as filed under Form S-4 as filed April 13, 2012, as amended by Pre-Effective Amendment No. 2, to be sent to the shareholders of CU Bancorp and PC Bancorp soliciting approval of the Merger (the “Proxy Statement”), and such other materials as we have deemed necessary or appropriate to review as a basis for our opinion and base our opinion on the information contained in such documents. In addition, we have made such investigations of law as we have deemed appropriate as a basis for our opinion.

In our examination, we have assumed, without independent investigation: the legal capacity of all individuals; the genuineness of all signatures; the enforceability of all documents in accordance with their terms; the authenticity of all documents submitted to us as originals; the conformity to original documents of all documents submitted to us as certified, conformed or photocopies and the authenticity of the originals of such copies; that the transactions contemplated under the Merger Agreement will be duly and validly authorized and approved; that the transactions contemplated under the Merger Agreement will be consummated in accordance with the Merger Agreement and Proxy Statement (except as may otherwise be noted herein), and that none of the terms and conditions contained therein will be waived or modified in any respect; the accuracy (as of the date hereof and as of the effective date of the transactions) of all facts, representations and factual information set forth in the documents referenced herein; and that the parties to the transactions will report the federal income tax and financial accounting consequences of the Merger Agreement consistent with the Merger Agreement and the conclusions set forth below.

In the case of transactions as complex as those provided under the Merger Agreement, many federal, state, local and foreign income and other tax consequences arise. We have been asked only to address the issues specifically set forth below. No opinion is expressed regarding any other issues.

Based upon the foregoing, and in reliance thereon, it is our opinion that, under current U.S. federal income tax law, the transactions set forth in the Merger Agreement will qualify as a reorganization within the meaning of Section 368(a) of the Code, assuming that in the transactions, CU Bancorp acquires in consideration for CU Bancorp common stock: 1) at least 80% of CUB voting stock and at least 80% of all other classes of stock of CUB in the CUB Bank Holding Company Reorganization, and 2) at least 80% of PC Bancorp voting stock and at least 80% of all other classes of PC Bancorp in the PC Bancorp Merger. In the event that CU Bancorp is unable to acquire at least 80% of CUB in the CUB bank holding company reorganization, we assume CU Bancorp will exercise its right to terminate the transactions under the Merger Agreement (pursuant to Section 4.2(b) of that certain Agreement to Merger and Plan of Holding

CU Bancorp

California United Bank

June 15, 2012

Company Formation, attached as Exhibit “B” to the Merger Agreement, and Section 9.1.2 of the Merger Agreement). In the event CU Bancorp is unable to acquire at least 80% of PC Bancorp in consideration of CU Bancorp common stock in the PC Bancorp Merger, we assume that CU Bancorp will exercise its right to terminate the Merger Agreement pursuant to Section 9.2.7 thereof. In addition, while we have not been asked to opine on other tax consequences of the CUB Bank Holding Company Reorganization or the PC Bancorp Merger, we note that because dissenting CUB shareholders may receive cash for their CUB common stock, such dissenting CUB shareholders may recognize taxable gain on account of the cash they receive, with the character of such gain depending on whether the dissenting shareholders held their common stock as capital assets. Furthermore, because PC Bancorp shareholders, either as dissenters or in exchange for fractional shares, may receive cash for their PC Bancorp common stock, such PC Bancorp shareholders may recognize taxable gain to the extent of the cash received, with the character of such gain depending on whether the shareholders held their respective common stock as capital assets.

In rendering this Opinion, we are expressing our views only as to United States federal income tax law. Our Opinion is based on the Code, Treasury regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as of the date hereof and all of which are subject to change, possibly on a retroactive basis. Any change in applicable laws or facts and circumstances surrounding the transactions contemplated by the Merger Agreement, or any inaccuracy in the statements, facts, assumptions and representations on which we have relied, may affect the continuing validity of the opinion set forth herein. We assume no responsibility to inform you of any such change or inaccuracy that may occur or come to our attention.

Except for the conclusions set forth above, we are expressing no opinions as to any other aspects (tax or legal) of the transactions contemplated by the Merger Agreement and the documents referenced herein. This letter is being issued solely for the benefit of CUB and CU Bancorp and may not be relied upon by any other person without our prior written consent.

Very truly yours,

/s/ Buchalter Nemer, A Professional Corporation

Buchalter Nemer, A Professional Corporation